UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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ChampionX Corporation

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On April 4, 2024, ChampionX Corporation shared a recording of the April 2, 2024 town hall with employees. The following transcript corresponds to that town hall recording.

CHX / SLB Town Hall Transcript

Sivasankaran (Soma) Somasundaram, President & CEO of ChampionX Corporation

Good afternoon. Just before we start, a safety moment. As you know, we all had a long weekend and sometimes when we come back to work from a long a weekend we seem to forget how the traffic is. Today when I was on the road, I could see people were rushing and not paying attention – so let’s make sure that we always focus on our safety.

With that, first and foremost, I want to welcome Olivier Le Peuch. Olivier doesn’t need an introduction, but he will talk about his background later.

Today is big day for us. I am sure you were not expecting when you got up this morning that something this big was happening. I want to recap our journey for a few minutes. You may recall that our journey was a purpose-driven journey focused on building a world-class, production-oriented company in the energy sector. That was the journey that we went on. Today is a validation of that journey and also an exciting start for the next chapter of that journey.

So the journey continues. Let me tell you why that is – because this combination of bringing our production technologies as well as SLB’S production technologies and, more importantly, the global reach of SLB, is going to create an amazing combination that is going to help us solve bigger problems for our customers and create significant value for our customers as well as our other stakeholders, including our employees, shareholders and the communities that we live and work in.

In the time I have spent with Olivier, I have learned to appreciate and admire his personal philosophy – how he thinks about people, how he thinks about technology, how he thinks about performance and how he thinks about the sustainability aspect. All of this aligns well with who we are as a company and the journey that we have been on.

Overall, I feel excited about the next chapter of our journey and our purpose of improving the lives of our customers, our employees, our shareholders and the communities that we live and work in, all of which is going to be enhanced by this combination. For our customers, we are going to bring the combination of technologies. For our employees, they are going to benefit from greater opportunities, greater scale of opportunities and SLB’s development programs, which I personally consider some of the best in the industry. For our shareholders, the combination is going to create amazing synergies and realization of synergies for a long time to come. And for our communities, we share a vision with SLB around being responsible in the communities that we live and work in.

I’m excited personally and I cannot wait to get this journey started. I’ll come back and recap some of the things between now and the closing that need to be done, but without any further delay, I want to turn things over to Olivier so that he can give you a little bit of background about himself and SLB.

Olivier Le Peuch, CEO of Schlumberger Limited (“SLB”)

Thank you so much, Soma. Good afternoon everyone and good evening for some of you who are calling in. So, in very few words, about myself – I’m French, raised and born in Brittany, the west side and the best part of France. I was educated in engineering school and have an electrical engineering degree. I joined SLB 37 years ago as a design engineer to build and make oil field technology. At that time, it was almost the only thing that the company did. For 1/3 of my career, I was in oil operations. I then moved to digital integration and eventually this turned into an executive role, including my responsibility relating to the Cameron group acquisition. I had the opportunity to be selected and elected as the CEO of the company 5 years ago. We have had a decent journey for the last 5 years, including facing a little bit of a downturn in our industry and then reshaping the company to prepare for the short, the long and the very long term.

Before I go on to comment on our core point of view and give you a sense of who we are, I just wanted to echo some of the words that Soma shared on to the value we see us creating together in this new chapter for the industry – putting together capability, technology, innovation, potential and the best team in producing assets around pollution. Together we are elevating and creating new performance standards for the industry. That’s what drives performance – it is a long journey that will take technology, innovation, customer centricity and sustainability commitments to make it a reality.

We believe that the industry has gone through different phases, starting with exploration and appraisal to find the resource. The industry has done very well in developing and accelerating large development projects at scale. I believe that it is time to recognize and find the opportunity to grow into and put the spotlight on the pollution and recovery markets. We believe that combining the strengths and unique potential of ChampionX with SLB’s global reach, values, and focus on technology, will unlock that potential. We will create a new chapter for the industry, for our customers and we will create new value for our joint shareholders. This has been the driver for this vision and this is what will create the opportunity together at closing.

Now a few words on our corporate overview so that you can understand our vision and who we are as a company. I will not go into too much detail, but will give you a bit of a sense of how we developed, the way we have defined the company in the last 5 years, and where we are heading in the future. First, how we define SLB – we define ourselves as global technology company. We have been a global technology company driving energy innovation for 98 years. We are celebrating 100 years in 2026. This is what drives us every day – unlocking energy access and creating true innovation through technology, integration, efficiency, productivity, economics and sustainable development.

We aim for a balanced planet. The key word is balanced. Yes, it’s our catch phrase and it’s something that helps us create momentum for our new SLB brand logo. We have moved to this logo about a year and a half ago and the rationale behind the logo is the carbon abatement curve and crossing in the middle is net zero. SLB aims to contribute to balanced planet by balancing the energy mix that will sustain development and growth and, at the same time, will reach or exceed that net zero goal in the future. That’s the vision we have, that’s what’s driving us, that’s where we put our innovation, our value, and our drive.

I’ve heard the purpose of ChampionX – to create amazing technology that unlocks access to energy for the benefit of all. Again, a broad vision that starts with unlocking technology and disruption. We are pioneers, we are innovators and that’s in our DNA. That’s what we want to do together with you.

At the same time, we want to decarbonize industry, both our industry and other industries, so that we can accelerate the decarbonization of the world and contribute to energy innovation. We want to deliver digital at scale because we believe that part of the future of this industry and all industry will be accelerating this transformation to a sustainable future through digital technologies. Hence, we are investing into new energy solutions that we are willing to scale.

We have 3 core values: people, technology and performance. SLB is people first. We invest in our people through development and training. We expect our people to be continuously growing, learning and improving. We invest in our people and we believe in our people. That’s part of our fundamental beliefs. People join us and have a very fulfilling and diverse career, both geographically and in their functional role. The second thing is technology, that’s our DNA. We are a science and innovation technology company at heart, that’s who we are, that’s where we start. We pioneer technology, we take risk, we disrupt the market and our industry with many technologies. Now we are focusing on integrating this technology and providing solutions that span multiple domains and we spice it up with digital because we believe that digital can help us change our performance of any technology going to the market. Our third core value is performance, because we believe that, at the end of the day, our customers value performance. We deliver performance through integration, through scale, through technology and through our operating model. This performance is also reflected in our financial performance and into our performance for our shareholders. Performance is what we believe can differentiate us in the long term. As long as we outperform in the market when compared to the expectation for our customers, we continue to receive positive feedback, support and investments for the future of company. All of our investments and every one of our strategic initiatives reflect these 3 values and these values cement the way we work, the way we act, the way we lead the company.

Sustainability is something that Soma made a point to refer to. When we created this new brand identity, it was not only to align with the latest and greatest sustainability trend. It’s because we have built over the last few decades a true belief that we need to put sustainability in everything we do. We are heading towards our commitment to decarbonize the oil and gas sector and provide technology and transition technologies to decarbonize and accelerating technology investment into new energy. That’s what we are presently doing, but we go beyond climate action. Climate action is what we contribute to technology, but also we invest in our people so that they take responsibility for a sustainable future. For the last 2 years, this has been the most  exciting part of our organization and who we are becoming as a company – sustainability champions and sustainability leaders everywhere in the SLB village. Nature is also a part of sustainability, particularly water conservation and other environmental initiatives that we are taking on all over the world.

At the highest level, we have 3 growth engines: the core, digital, and new energy. We have an integration layer that bring this all together so that we can provide an integrated solution to our customers, from exploration to appraisal to results development to production and to the last cycle of our customers’ assets.

Now, we have another dimension of our structure: geographic organization. The matrix is made of 4 basins where we have customer engagement as well as the support platform to operate. These 4 basins are divided further into 27 geo units, some as big as US land or Saudi Arabia or, as is the case with East Asia, made up of a mix of several countries. The point of this is to highlight that this is most likely the most differentiated footprint in the industry and a value that we can bring to anyone joining us.

We operate in 120 countries. We have been in most of these countries for more than 60 or 80 years and we have maintained relationships and have unique customer engagement and community development and engagement everywhere in the world. This is where we transform our value, technology, people, and performance into customer success, customer performance, and financial results. Our geography gives us the platform that we use to deploy on technology worldwide. This has been a key strength of ours.

We have created an offshore basin in the Atlantic because we realized that the model of the offshore market was similar and consistent. We have created an Americas land basin from Canada to Argentina because we realize that in those markets high volume, similar technology and the presence of an unconventional customer set has been driving change.

That’s our organization, that’s who we are. I wanted to leave it there because I don’t think we have more time. Again, I’m looking at this with a lot of enthusiasm. Over the past 2 or 3 months, I’ve gotten to know Soma and I’ve come to value what ChampionX does, your talent, and your customer-centric innovation. I think that as we prepare for and at the time that we close, we will make sure that we preserve that value, develop it, and expand it. I believe that we are set for an outstanding journey. I believe that we are aligned in our visions for the future of this industry. I believe it was time for ChampionX and SLB to come together to create this chapter for the future of our industry. Nobody can match what we can bring together. Nobody can match the talent, nobody can match the innovation capability, nobody can match the global footprint, and nobody can match the relationship that we have with our customers. So when you take all this, it’s unique to find a corporation that is a match, and I think it will yield significant returns for our joint shareholders in the future.

That’s what excites us, that’s what’s running us and I believe that we are joined at the hip with this. Again, I have a lot of respect for ChampionX. I think you are a unique company, run extremely well by Soma. You have a strong portfolio, technology, innovation, and capability that I think are the envy of many. So again, I’m very pleased to be here, very good to see a few smiley faces and a word of encouragement for you to look at this as a positive, positive for you as people that will have access to greater and bigger organization that will give infinite opportunities for the future, both in Houston or abroad. Thank you Soma for the opportunity.

Sivasankaran (Soma) Somasundaram, CEO ChampionX Corporation

Thank you, Olivier. I really appreciate you taking the time to show that you value ChampionX and to come in on the very first day to talk about your vision.

As you all know, this is day #1. We all recognize that news like this, while exciting, can also bring some anxiety and uncertainties because we are just starting to learn what this is about and that is natural. What we have to do now is wait for the information to develop because we are still separate companies. You saw in the announcement, it may take until the end of the year for this combination to come together. Until that closing is done, we have separate companies, so we have to operate as separate companies.

We will establish an integration team as the means for communicating and learning more about each other’s capabilities, operating practices, and so on and so forth. Those things will happen through the integration team. There will be a streamlined process by which we will engage between this day #1 and the closing date. It’s really, really important we continue to stay focused as separate companies. As ChampionX, we need focus on serving our customers and make sure that we are executing on what we have to execute on.

I know many of you know people in SLB because we are all in the same industry; some of you have family members there. But we need to refrain from trying to engage with them in our enthusiasm, in our excitement. We need to respect the process and if you have any questions, as we always say, the best thing to do is to ask.

We will go through some training. We have developed a training for all of our supervisors and managers on do’s and don’ts – and there are a lot of don’ts. We don’t want to trip any unnecessary legal issues, so we’ll train you on that.

What I wanted to say from bottom of my heart is this: where we are today is thanks to, and what Olivier expressed is a complete validation of and a testament to, the global employees of ChampionX. Their efforts, their enthusiasm, their motivation to serve our customers and create success for our customers’ success. As we always say, if our customers win, we win. Our success is completely dependent on our customers’ success.

So, an exciting beginning, but I understand that there is some anxiety and uncertainty and that is natural. We will stay focused on continuing to communicate as things develop. Please be patient with us. I understand that we all want answers quickly for a lot of things. We will work through the integration team and we have plenty of work to do. I want you to always remember that this is an exciting combination. Every time you feel uncertain or anxious, remember that.

Thanks for everything you do for ChampionX, I really, really appreciate it and we’ll talk to you again soon. In the meantime, if you have any questions ask your managers, they have FAQs and if they don’t have answers, they’ll ask us. As always, you have the pipeline to CEO if you want to ask anything.

Thanks everyone.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended.

Such forward-looking statements include statements relating to the proposed transaction between SLB and ChampionX, including statements regarding the benefits of the transaction and the anticipated timing of the transaction, and information regarding the businesses of SLB and ChampionX, including expectations regarding outlook and all underlying assumptions, SLB’s and ChampionX’s objectives, plans and strategies, information relating to operating trends in markets where SLB and ChampionX operate, statements that contain projections of results of operations or of financial condition and all other statements other than statements of historical fact that address activities, events or developments that SLB or ChampionX intends, expects, projects, believes or anticipates will or may occur in the future. Such statements are based on management’s beliefs and assumptions made based on information currently available to management. All statements in this communication, other than statements of historical fact, are forward-looking statements that may be identified by the use of the words “outlook,” “guidance,” “expects,” “believes,” “anticipates,” “should,” “estimates,” “intends,” “plans,” “seeks,” “targets,” “may,” “can,”

“believe,” “predict,” “potential,” “projected,” “projections,” “precursor,” “forecast,” “ambition,” “goal,” “scheduled,” “think,” “could,” “would,” “will,” “see,” “likely,” and other similar expressions or variations, but not all forward-looking statements include such words. These forward-looking statements involve known and unknown risks and uncertainties, and which may cause SLB’s or ChampionX’s actual results and performance to be materially different from those expressed or implied in the forward-looking statements. Factors and risks that may impact future results and performance include, but are not limited to those factors and risks described in Part I, “Item 1. Business”, “Item 1A. Risk Factors”, and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in SLB’s Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the Securities and Exchange Commission (the “SEC”) on January 24, 2024 and Part 1, Item 1A, “Risk Factors” in ChampionX’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on February 6, 2024, and each of their respective, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

These include, but are not limited to, and in each case as a possible result of the proposed transaction on each of SLB and ChampionX: the ultimate outcome of the proposed transaction between SLB and ChampionX, including the possibility that ChampionX stockholders will not adopt the merger agreement in respect of the proposed transaction; the effect of the announcement of the proposed transaction; the ability to operate the SLB and ChampionX respective businesses, including business disruptions; difficulties in retaining and hiring key personnel and employees; the ability to maintain favorable business relationships with customers, suppliers and other business partners; the terms and timing of the proposed transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the proposed transaction; the anticipated or actual tax treatment of the proposed transaction; the ability to satisfy closing conditions to the completion of the proposed transaction (including the adoption of the merger agreement in respect of the proposed transaction by ChampionX stockholders); other risks related to the completion of the proposed transaction and actions related thereto; the ability of SLB and ChampionX to integrate the business successfully and to achieve anticipated synergies and value creation from the proposed transaction; changes in demand for SLB’s or ChampionX’s products and services; global market, political and economic conditions, including in the countries in which SLB and ChampionX operate; the ability to secure government regulatory approvals on the terms expected, at all or in a timely manner; the extent of growth of the oilfield services market generally, including for chemical solutions in production and midstream operations; the global macro-economic environment, including headwinds caused by inflation, rising interest rates, unfavorable currency exchange rates, and potential recessionary or depressionary conditions; the impact of shifts in prices or margins of the products that SLB or ChampionX sells or services that SLB or ChampionX provides, including due to a shift towards lower margin products or services; cyber-attacks, information security and data privacy; the impact of public health crises, such as pandemics (including COVID-19) and epidemics and any related company or government policies and actions to protect the health and safety of individuals or government policies or actions to maintain the functioning of national or global economies and markets; trends in crude oil and natural gas prices, including trends in chemical solutions across the oil and natural gas industries, that may affect the drilling and production activity, profitability and financial stability of SLB’s and ChampionX’s customers and therefore the demand for, and profitability of, their products and services; litigation and regulatory proceedings, including any proceedings that may be instituted against SLB or ChampionX related to the proposed transaction; failure to effectively and timely address energy transitions that could adversely affect the businesses of SLB or ChampionX, results of operations, and cash flows of SLB or ChampionX; and disruptions of SLB’s or ChampionX’s information technology systems.

These risks, as well as other risks related to the proposed transaction, will be included in the Form S-4 and proxy statement/prospectus (each, as defined below) that will be filed with the SEC in connection with the proposed transaction. While the list of factors presented here is, and the list of factors to be presented in the registration statement on Form S-4 are, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. For additional information about other factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to SLB’s and ChampionX’s respective periodic reports and other filings with the SEC, including the risk factors identified in SLB’s and ChampionX’s Annual Reports on Form 10-K, respectively, and SLB’s and ChampionX’s subsequent Quarterly Reports on Form 10-Q. The forward-looking statements included in this communication are made only as of the date hereof. Neither SLB nor ChampionX undertakes any obligation to update any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Additional Information about the Transaction and Where to Find It

In connection with the proposed transaction, SLB intends to file with the SEC a registration statement on Form S-4 (the “Form S-4”) that will include a proxy statement of ChampionX and that also constitutes a prospectus of SLB with respect to the shares of SLB to be issued in the proposed transaction (the “proxy statement/prospectus”). Each of SLB and ChampionX may also file other relevant documents with the SEC regarding the proposed transaction. This document is not a substitute for the Form S-4 or proxy statement/prospectus or any other document that SLB or ChampionX may file with the SEC. The definitive proxy statement/prospectus (if and when available) will be mailed to stockholders of ChampionX. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the Form S-4 and the proxy statement/prospectus (if and when available) and other documents containing important information about SLB, ChampionX and the proposed transaction, once such documents are filed with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with, or furnished to, the SEC by SLB will be available free of charge on SLB’s website at https://investorcenter.slb.com. Copies of the documents filed with, or furnished to, the SEC by ChampionX will be available free of charge on ChampionX’s website at https://investors.championx.com. The information included on, or accessible through, SLB’s or ChampionX’s website is not incorporated by reference into this communication.

Participants in the Solicitation

SLB, ChampionX and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about the directors and executive officers of SLB, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in SLB’s proxy statement for its 2024 Annual Meeting of Stockholders
(https://www.sec.gov/ix?doc=/Archives/edgar/data/0000087347/000130817924000033/lslb2024_def14a.htm ), which was filed with the SEC on February 22, 2024, including under the sections entitled “Director Compensation”, “Security Ownership by Management and Our Board”, “Compensation Discussion and Analysis”, “2023 Compensation Decisions and Results”, “Elements of 2023 Total Compensation”, “Long-Term Equity Incentive Awards”, “Executive Compensation Tables”, “Grants of Plan-Based Awards in 2023”, “Outstanding Equity Awards at Year-End 2023”, “Potential Payments Upon Termination or Change in Control” and “Pay vs. Performance Comparison” and SLB’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (https://www.sec.gov/ix?doc=/Archives/edgar/data/0000087347/000095017024006884/slb-20231231.htm), which was filed with the SEC on January 24, 2024, including under the sections entitled “Item 10. Directors, Executive Officers and Corporate Governance”, “Item 11. Executive Compensation”, “Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” and “Item 13. Certain Relationships and Related Transactions, and Director Independence”. Information about the directors and executive officers of ChampionX, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in ChampionX’s proxy statement for its 2023 Annual Meeting of Stockholders (https://www.sec.gov/ix?doc=/Archives/edgar/data/1723089/000172308923000073/championx-20230327.htm), which was filed with the SEC on March 29, 2023, including under the sections entitled “Executive Compensation Highlights”, “Director Compensation”, “2022 Director Compensation Table”, “Security Ownership of Certain Beneficial Owners and Management”, “Compensation Discussion and Analysis”, “Key Compensation Overview for 2022”, “Summary of 2022 Compensation for Named Executive Officers”, “Elements of Our Executive Compensation Program”, “Long-Term Equity Incentive Compensation”, “Additional Executive Compensation Governance Considerations”, “Executive Compensation Tables”, “Potential Payments upon Termination or Change-in-Control”, “Pay-versus-Performance” and ChampionX’s Annual Report on Form 10-K for the fiscal year ended December  31, 2023
(https://www.sec.gov/ix?doc=/Archives/edgar/data/1723089/000172308924000011/championx-20231231.htm), which was filed with the SEC on February 6, 2024, including under the sections entitled “Item. 10 Directors, Executive Officers and Corporate Governance”, “Item 11. Executive Compensation”, “Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” and “Item 13. Certain Relationships and Related Transactions, and Director Independence”. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Form S-4 and the proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed transaction when such materials become available. Investors should read the Form S-4 and the proxy statement/prospectus carefully when available before making any voting or investment decisions. You may obtain free copies of these documents from SLB or ChampionX using the sources indicated above.